Exhibit 99.1

The Parent Company Reports Second Quarter 2022 Financial Results

Reports net sales of $27.4 million as the Company focuses on higher quality revenue streams

Increases omni-channel retail revenue 60% from prior year to $19 million, or 69% of net sales in the quarter

Sales of Company-owned brands increased to an average of 29% of products sold through its retail stores in Q2 2022

Gross margin improved to 24% in Q2 2022 vs. 9% in the same quarter one year ago

Reduced G&A expenses 33% sequentially and 18% year over year

Long-term profitability projects completed to date have yielded approximately $9.3 million in annualized savings and $7.6 million in cash generation, with additional initiatives underway

Subsequent to quarter-end, announced exclusive brand licensing and cultivation product agreements with Curio Wellness in Maryland

Conference call to be held August 15, 2022, at 6:00 p.m. ET

SAN JOSE, Calif., August 15, 2022—TPCO Holding Corp. (“The Parent Company” or the “Company”) (NEO: GRAM.U) (OTCQX: GRAMF), a leading consumer-focused California cannabis company, today announced its financial results for the quarter ended June 30, 2022 (“Q2 2022”). All amounts are expressed in U.S. dollars.

Q2 2022 Financial & Operational Highlights

•	Net sales for Q2 2022 were $27.4 million

•	Q2 2022 Omni-channel retail revenue was $19 million, or 69% of net sales

•	Q2 2022 Wholesale revenue was $8.4 million, or 31% of net sales

•	Gross profit for Q2 2022 was $6.6 million, or 24% of net sales

•	Net loss and comprehensive loss for Q2 2022 was $30.5 million

•	Adjusted EBITDA loss for Q2 2022 was $18.4 million. Adjusted EBITDA removes the effects of changes in fair value of financial instruments, impairment charges and other non-cash items.

•	Unrestricted Cash and cash equivalents totaled $126 million as of June 30, 2022.

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Further supported strategic profitability improvement plan with appointment of Roz Lipsey as Executive Vice President of Operations & Wholesale, a newly created role to focus on implementing operational efficiencies and cost-saving initiatives across the Company as well as the continued growth of the Company’s omni-channel retail platform

Management Commentary

“Our team remains focused on our business transformation, and this quarter’s results are an early indication that our profitability improvement plan is working,” said Troy Datcher, Chief Executive Officer, and Chairman of The Parent Company. “As anticipated, our efforts to maximize the contributions from our omni-channel retail opportunities and minimize our exposure to the California wholesale market have significantly shifted our revenue mix. While this decision compressed topline sales, it drove solid Q2 gross margin of 24% compared to 9% in the prior year period as our omni-channel retail revenue grew 60% to account for 69% of our net sales in the quarter.”

“I am also pleased to report that since implementing the first phase of our long-term profitability plan, we have achieved $9.3 million in annual expense savings. In the next phase of the profitability plan there are additional major initiatives underway that are expected to help us reduce cash operating expenses by $30 million by year end. A key factor to achieving this goal is our new wholesale distribution agreement with Nabis, which will lower our annual operating expenses and expand our already-wide reach by introducing our premier brands to a larger potential base of customers. Similarly, our first out-of-state expansion agreement with Curio Wellness in Maryland is an important first step to growing our presence outside of the California market and introducing new markets to our premier west coast brands.”

Mr. Datcher concluded, “Looking across our peer landscape, based on the strength of our balance sheet, the quality of our brands and the retail experience we offer, we are the strongest positioned operator in an incredibly competitive marketplace. We firmly believe that the significant shift to more profitable revenue and implementation of our cost-saving strategic initiatives will be a winning strategy in the California market that better serves our customers and drives value for our shareholders.”

Subsequent Events

•	Expanded into east coast market with exclusive brand licensing and cultivation production agreements in Maryland with Curio Wellness.

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Initial brands to be introduced under the terms of the Licensing Agreement include Monogram, Caliva, Mirayo by Santana, and other TPCO owned brands, in a variety of product form factors including jarred fresh flower, pre-rolls, premium vapes, and infused gummies. Some of the products will feature signature strains of cannabis cultivated by Curio in collaboration with The Parent Company. The Parent Company brands are expected to initially be available at Curio’s Far & Dotter dispensaries, with broad wholesale distribution to dispensaries across the State to follow.

Update on Long-term Profitability Initiatives

As previously announced, the Company has begun the process of implementing a variety of strategic initiatives that are primarily focused on the preservation of its balance sheet while strengthening its omni-channel retail business. Since the announcement of this initiative, the Company has taken meaningful steps to reduce costs, drive efficiencies, and accelerate its path to sustainable, long-term profitability:

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Annual Expense Savings: The Company has implemented approximately $9.3 million in annual expense savings through a mix of initiatives that principally include renegotiation of long-term lease agreements and organizational design restructuring.

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Workforce Optimization: In connection with the restructuring, the Company has eliminated positions and undertaken a reduction in force intended to optimize the organization, which resulted in the elimination of approximately 17% of its workforce since the beginning of 2022, representing over $7.6 million in annualized payroll reductions which is included in $9.3 million total expense savings.

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Enhanced Distribution Platform: Included in the aforementioned savings, the Company has entered into an agreement to transition its wholesale distribution activities to Nabis, the leading cannabis wholesale platform in California. This is expected to result in meaningful overall operating expense savings due to expense synergies and a significant reduction in operational complexity. The wholesale agreement includes the Company’s entire wholesale portfolio and will utilize a multi-channel sales platform to reach its current and prospective customers, as well as provide The Parent Company with additional data to better serve customers.

•	Cash Generation: The Company generated $7.6 million in cash through the sale-leaseback of property, the sale of underutilized equipment, and the settlement of outstanding litigation.

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Profitability Drivers: To drive profitability improvements, The Company is transitioning its business to focus on its higher-margin omni-channel retail revenue (which includes retail, pick-up, and delivery). This includes increasing the proportion of Company-owned brands at its owned stores, which has increased to an average of 29% of products available in Q2 2022, compared to an average of 26% in Q1 2022. The anticipated impact of this improved product mix is to increase sales of first-party in-house branded products that generate higher gross margins than third-party product offerings.

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Additional cost-saving measures are currently underway and expected to be completed over the course of 2022. These consist of optimizing the Company’s delivery depot operations, which includes the recent exit of the Company’s Sacramento delivery operations, and the complete examination and outsourcing of all non-strategic capabilities.

Q2 2022 Financial Results

	Three Months Ended June 30,		YoY% Change
(In thousands)	2022	2021
Net Sales	$27,378	$54,203	-49%
Omnichannel Retail	$18,952	$11,880	60%
% of revenue	69%	22%	*
Wholesale	$8,427	$42,323	-80%
% of revenue	31%	78%	*
Gross Profit	$6,550	$4,781	37%
Gross Margin	24%	9%	*
Total operating expenses	$34,119	$43,016	-21%
Net loss and comprehensive loss	$(30,483)	$5,824	*
Adjusted EBITDA	$(18,400)	$(13,123)	*

*	Information not meaningful.

The Company’s consolidated financial statements, as well as its accompanying management discussion and analysis of financial condition and results of operations (“MD&A”) have been included in its Quarterly Report on Form 10-Q filed on EDGAR (www.sec.gov) as well as SEDAR (www.sedar.com). Please refer to The Parent Company’s MD&A for additional detail and discussion on the Company’s results from operations.

Conference Call

The Parent Company will host a conference call today, August 15th, to discuss these results. Troy Datcher, Chief Executive Officer, and Mike Batesole, Chief Financial Officer will host the call starting at 6:00 p.m. Eastern time. A question-and-answer session will follow management’s prepared remarks.

DATE:	Monday, August 15th, 2022
TIME:	6:00 p.m. Eastern Time
WEBCAST:	Click Here
DIAL-IN NUMBER:	1 (647) 484-0475 or 1 (888) 394-8218
CONFERENCE ID:	6928132
REPLAY:	1 (647) 436-0148 or 1 (888) 203-1112 Available until 12:00 midnight Eastern Time Monday, August 22, 2022 Replay Code: 6928132

Financial results and analyses are also available on the Company’s website (ir.theparent.co).

About The Parent Company

The Parent Company is a leading consumer-focused, vertically integrated cannabis company with eleven retail locations, six delivery hubs and a curated product portfolio including Monogram by Shawn “JAY-Z” Carter, Caliva, Mirayo by Santana, Fun Uncle and Deli.

The Parent Company is committed to leveraging its status to help build a more equitable cannabis industry. Its social equity venture fund aims to eliminate systematic barriers to entry and provide minority entrepreneurs with meaningful participation, growth, and leadership opportunities in the multibillion-dollar legal cannabis industry.

Shares of The Parent Company common stock are traded on NEO Exchange under the ticker symbol “GRAM.U” and on the OTCQX under the ticker symbol “GRAMF.”

For the latest news, activities, and media coverage, please visit www.theparent.co or connect with us on Instagram, LinkedIn, and Twitter. References to information included on websites do not constitute incorporation by reference of the information contained at or available through such websites, and you should not consider such information to be part of this press release.

Forward Looking Statements

This press release contains forward-looking information within the meaning of applicable securities legislation which reflects The Parent Company’s current expectations regarding future events. The words “will”, “expects”, “intends”, “believes” and similar expressions are often intended to identify forward looking information, although not all forward-looking information contains these identifying words.

Specific forward-looking information contained in this press release includes, but is not limited to, statements concerning (i) the Company’s future financial performance, including, without limitation, statements regarding the Company’s expected reduction in costs and cash preservation objectives and its ability to generate positive cash flow in fiscal year 2023; (ii) ability of The Parent Company to execute on its growth strategy; and (iii) expectations regarding future corporate development activities. Forward-looking information is based on a number of assumptions and is subject to a number of risks and uncertainties, many of which are beyond The Parent Company’s control, which could cause actual results and events to differ materially from those that are disclosed in or implied by such forward looking information. Such risks and uncertainties include, but are not limited to: changes in general economic conditions including the impact of increasing inflation, the continued significant price compression in flower and distillate oil in the California market, competition in both our wholesale and omni-channel retail channels, business and political conditions, changes in applicable laws, the U.S. and Canadian regulatory landscapes and enforcement related to cannabis, changes in public opinion and perception of the cannabis industry, reliance on the expertise and judgment of senior management, as well as the factors discussed under the heading “Risk Factors” in The Parent Company’s Annual Report on Form 10-K for the year ended December 31, 2021 filed with the SEC on March 31, 2022 and in the Company’s periodic reports subsequently filed with the SEC and in the Company’s filings on SEDAR at www.sedar.com. The Parent Company undertakes no obligation to update such forward-looking information, whether as a result of new information, future events or otherwise, except as expressly required by applicable law.

Non-GAAP Financial Measures

This news release contains the non-GAAP financial measure “Adjusted EBITDA,” which is not recognized under GAAP and does not have a standardized meaning prescribed by GAAP. As a result, this measure may not be comparable to similar measures presented by other companies. For a reconciliation of “Adjusted EBITDA” to the most directly comparable financial information presented in the Financial Statements in accordance with GAAP, see the section entitled “Reconciliation of Non-GAAP Measures” below.

Adjusted EBITDA

We believe Adjusted EBITDA is a useful measure to assess the performance of the Company as it provides more meaningful operating results by excluding the effects of expenses that are not reflective of our underlying business performance and other one-time or non-recurring expenses. We define Adjusted EBITDA as net income (loss) before (i) depreciation and amortization; (ii) income taxes; and (iii) interest expense and debt amortization, adjusted to exclude extraordinary items, non-recurring items and, other non-cash items, including, but not limited to (i) stock-based compensation expense, (ii) fair value change in contingent consideration and investments measured at Fair Value Through Profit and Loss (“ FVTPL”), (iii) non-recurring legal and professional fees, human-resources, inventory and collections-related expenses, (iv) intangible and goodwill impairments and loss on disposal of assets and (v) transaction costs related to merger and acquisition activities.

Reconciliation of Non-GAAP Measures

	Three-months ended		Six-months ended
	June 30, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Net loss and comprehensive loss	$(30,482,685)	$5,824,499	$(64,019,217)	$24,885,753
Income taxes	(131,279)	(7,653,074)	463,593	(10,863,696)
Depreciation and amortization	6,664,489	8,178,041	13,138,200	15,505,304
Interest expense	1,260,262	1,421,363	2,510,830	2,595,235

EBITDA	(22,689,213)	7,770,829	(47,906,594)	32,122,596

Adjustments:
Share based compensation expense	1,461,093	5,710,385	3,703,170	13,838,164
Other non-recurring items:
Fair value change of contingent consideration	(249,973)	(51,724,912)	(638,595)	(182,818,766)
Change in fair value of investments at FVPL	330,960	(349,212)	33,096	(349,212)
Loss on disposal of assets	317,787	3,519,665	317,787	3,519,665
Impairment loss	2,429,530	16,868,720	2,429,530	74,899,107
Other taxes	—	2,243,441	—	2,243,441
De-SPAC costs	—	1,003,567	2,178,536	3,621,807
Restructuring costs	—	1,834,166	—	2,378,782
Sales and marketing expense	—	—	—	28,610,675

Adjusted EBITDA	$(18,399,816)	$(13,123,351)	$(39,883,070)	$(21,933,741)

Caution Regarding Cannabis Operations in the United States

Investors should note that there are significant legal restrictions and regulations that govern the cannabis industry in the United States. Cannabis remains a Schedule I drug under the U.S. Controlled Substances Act, making it illegal under federal law in the United States to, among other things, cultivate, distribute, or possess cannabis in the United States. Financial transactions involving proceeds generated by, or intended to promote, cannabis-related business activities in the United States may form the basis for prosecution under applicable U.S. federal money laundering legislation.

While the approach to enforcement of such laws by the federal government in the United States has trended toward non-enforcement against individuals and businesses that comply with medical or adult-use cannabis programs in states where such programs are legal, strict compliance with state laws with respect to cannabis will neither absolve The Parent Company of liability under U.S. federal law, nor will it provide a defense to any federal proceeding which may be brought against the Company. The enforcement of federal laws in the United States is a significant risk to the business of The Parent Company and any proceedings brought against the Company thereunder may adversely affect the Company’s operations and financial performance.

Investor Contact:

Rob Kelly

MATTIO Communications

tpco@mattio.com